Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jordan Goldstein (Investors & Financial media)
(415) 439-4520

METRO ONE REPORTS 2005 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Company Resolves Nextel Contract Dispute and Continues to Evaluate Strategic Alternatives

PORTLAND, Oregon — March 2,  2006 — Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the fourth quarter and twelve months ended December 31, 2005.

Revenue for the fourth quarter of 2005 was $20.1 million, including $2.5 million received from Nextel under the Settlement Agreement described below, compared to $19.2 million in the third quarter of 2005 and $25.6 in the fourth quarter of 2004.  Net loss for the fourth quarter of 2005 was $5.3 million, including $2.8 million of restructuring expenses, or a loss of $0.21 per share, compared to a net loss of $11.9 million, or a loss of $0.48 per share, including $2.7 million of restructuring expenses, in the third quarter of 2005 and a net loss of $41.9 million, or a loss of $1.68 per share, in the fourth quarter of 2004.  The fourth quarter 2004 loss included a non-cash impairment charge of $32.2 million to write down certain long-lived assets.

Revenue for the twelve months ended December 31, 2005 was $77.8 million, compared to revenue of $140.4 million for the same period in 2004.  Net loss for full year 2005 was $39.8 million, including $6.8 million of restructuring expenses, or a loss of $1.59 per share, compared to a net loss of $63.2 million, including the non-cash impairment charge, or a loss of $2.54 per share, for 2004.

On February 14, 2006, the Company announced that it had entered into a Settlement Agreement and Disentanglement Transition Plan with Sprint Nextel Corporation that resolves certain disputed matters in connection with the earlier termination of the Directory Assistance agreement between the two parties.  As a result, Metro One will continue to provide services to Nextel callers through March 31, 2006 in consideration for up to $5.75 million paid to Metro One in three installments, subject to meeting certain performance targets.  These payments are in addition to $2.5 million previously paid by Nextel in connection with the transition and in addition to the contractual payments by Nextel for normal service provided by Metro One to Nextel callers through the transition period.

James M. Usdan, president and chief executive officer of Metro One, commented,  “We are pleased to have resolved our settlement with Sprint Nextel.  We can now fully focus on reviewing all strategic alternatives available to Metro One.  Throughout 2005, we have worked diligently to restructure our operations and reduce costs by scaling back product offerings, reducing headcount and real estate costs while closing underutilized call centers.  We are confident the Board of Directors will determine the course of action in the best interest of shareholders and we will provide additional information about our plans as they are finalized.”

Credit Suisse LLC, Metro One’s financial advisor, continues to assist the Company in reviewing its financial plans and exploring all avenues available.

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 231 million requests for information in 2005.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended

	12/31/2005	12/31/2004	12/31/2005	12/31/2004

Revenues	$20,071	$25,607	$77,810	$140,369

Costs and expenses:
Direct operating	11,890	17,029	59,243	84,331
Selling, general and administrative	10,657	22,104	51,969	94,208
Restructuring charges	2,793	—	6,814	—
Impairment loss on long-lived assets	—	32,193	—	32,193
	25,340	71,326	118,026	210,732

Loss from operations	(5,269)	(45,719)	(40,216)	(70,363)

Other income	191	273	995	3,808

Loss before income taxes	(5,078)	(45,446)	(39,221)	(66,555)
Income tax expense	195	(3,514)	538	(3,389)

Net loss	$(5,273)	$(41,932)	$(39,759)	$(63,166)

Loss per common share:
Basic	$(0.21)	$(1.68)	$(1.59)	$(2.54)
Diluted	$(0.21)	$(1.68)	$(1.59)	$(2.54)

Shares used in per share calculation:
Basic	24,948	24,957	25,002	24,869
Diluted	24,948	24,957	25,002	24,869

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	12/31/2005	12/31/2004

Cash and cash equivalents	$17,769	$24,093
Short-term investments, available for sale	—	25,375
Restricted cash	6,860	4,900
Accounts receivable	11,982	17,524
Prepaid costs and other current assets	1,759	4,850

Total current assets	38,370	76,742

Furniture, fixtures and equipment, net	7,963	12,701
Intangible assets	5,382	5,916
Other assets	302	471

Total assets	$52,017	$95,830

Accounts payable	$534	$1,107
Accrued liabilities	2,637	2,003
Accrued payroll and related costs	8,553	12,125

Total current liabilities	11,724	15,235

Other long-term liabilities	626	1,158

Total liabilities	12,350	16,393

Common stock	119,937	119,948
Retained deficit	(80,270)	(40,511)

Total shareholders’ equity	39,667	79,437

Total liabilities and shareholders’ equity	$52,017	$95,830